EXHIBIT (d)(7)

RESTRUCTURING AND EXCHANGE AGREEMENT

August 31, 2007

i

RESTRUCTURING AND EXCHANGE AGREEMENT

This Restructuring and Exchange Agreement (this “Restructuring Agreement”), dated as of August 31, 2007, is entered into by and among Spacehab, Incorporated, a Washington corporation (“Spacehab”), the undersigned holders of Spacehab’s 5.5% senior convertible notes due October 2010 (“Senior Notes”) (each such noteholder being a “Senior Noteholder Party” and all holders of the Senior Notes being “Senior Noteholders”), the undersigned holders of Spacehab’s 8% subordinated convertible notes due 2007 (“Junior Notes”) and together with the Senior Notes, the “Notes”) (each such noteholder being a “Junior Noteholder Party” and all holders of the Junior Notes being “Junior Noteholders”), Astrium GmbH (“Astrium”) who beneficially owns 1,333,334 shares of the preferred stock of Spacehab (the “Existing Preferred Stock” and together with the Notes, the “Existing Securities”) (such equity holder being an “Equity Holder”). The undersigned parties and any subsequent entity or individual, as applicable, that becomes a party hereto (pursuant to the form of Joinder attached hereto as Exhibit A) are referred herein as the “Parties” and individually as a “Party.” As used herein, the term “Affiliate” means any entity which directly or indirectly controls, is controlled by, or is under common control with, the designated entity and the term “Noteholder Parties” means collectively, the Senior Noteholders, the Junior Noteholders and any Senior Noteholder and Junior Noteholder who becomes a Party hereto. In addition, the “Noteholder Parties” and “Equity Holder” are collectively referred to as “Exchanging Holders.”

PRELIMINARY STATEMENTS

A. As of the date hereof, each of the Noteholder Parties is the beneficial owner of, or has been given discretionary authority by the beneficial owners (“Beneficial Owners”) of the principal amount of Notes set forth opposite each such Noteholder Party’s name on the signature pages of this Restructuring Agreement. Collectively, the Senior Noteholder Parties are the beneficial owners of, or have been given discretionary authority by the Beneficial Owners of, $45,405,000 aggregate principal amount of the Senior Notes, constituting approximately 86% of the total aggregate principal amount of the Senior Notes currently issued and outstanding and the Junior Noteholders are the beneficial owners of, or have been given discretionary authority by the Beneficial Owners of, $7,424,000 aggregate principal amount of the Junior Notes, constituting approximately 72% of the total aggregate principal amount of Junior Notes issued and outstanding.

B. As of the date hereof, the Equity Holder is the holder of record of all 1,333,334 shares of the Existing Preferred Stock.

C. Spacehab and the Exchanging Holders have engaged in good faith negotiations with the objective of reaching an agreement regarding, among other items, exchanging in a tender offer pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), the Notes and Existing Preferred Stock for Common Stock, no par value per share (“Common Stock”) and convertible preferred stock (“New Preferred Stock”), so that for each $1,000 of Senior Notes tendered, a Senior Noteholder will receive 667 shares of Common Stock and one (1) share of new Preferred Stock (“Senior Exchange Unit”) and for each $1,000 of Junior Notes tendered, a Junior Noteholder will receive 74 shares of Common Stock and 1.2 shares of New Preferred Stock (“Junior Exchange Unit”), and to be effected on such other terms and conditions set forth herein (the “Exchange Offer”). The Certificate of Designations for the New Preferred Stock is attached hereto as Exhibit B.

D. The Senior Noteholder Parties agree to consent to, or, in the case of Spacehab, execute and deliver a supplement whereby certain provisions of the indenture dated November 22, 2005 relating to the Senior Notes (“Senior Indenture”) that are identified on Exhibit C attached hereto will be removed upon execution thereof by the trustee under the Senior Indenture.

E. The Board of Directors of Spacehab has approved and adopted in all respects this Restructuring Agreement and the transactions contemplated hereby and has determined that this Restructuring Agreement and such transactions are in the best interests of Spacehab and consistent with the fiduciary duties of the Board of Directors.

STATEMENT OF AGREEMENT

In consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. Covenants. Subject to the terms and conditions hereof, in connection with the consummation of the Exchange Offer, the respective Parties, as set forth below, covenant and agree to the following:

(a) Exchange Offer - Spacehab. Spacehab agrees to as promptly as reasonably practicable after the execution of this Restructuring Agreement and at least on or prior to August 31, 2007, commence the Exchange Offer in compliance with the exemption from registration provided under Section 3(a)(9) of the Securities Act and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and applicable state regulatory authorities.

(b) Exchange Offer - Senior Noteholder Parties. Each Senior Noteholder Party hereby agrees to, on its own behalf and on behalf of the Beneficial Owners, to tender (subject to the right herein of (i) a Beneficial Owner of SMH Capital Advisors (“SMH”), other than SMH, who is itself a Beneficial Owner of the Senior Notes (the “SMH Beneficial Holders”) and (ii) a Beneficial Owner of Morse Williams & Co. (“MWC”), other than MWC, who is itself a Beneficial Owner of the Senior Notes (the “MWC Beneficial Holders”), to withdraw their tender) all Senior Notes held by such Senior Noteholder Party and consent to the proposed amendments to the Senior Indenture set forth on Exhibit C. For each $1,000 of Senior Notes tendered in the Exchange Offer, a Senior Noteholder Party will receive a Senior Exchange Unit.

(c) Exchange Offer - Junior Noteholder Parties. Each Junior Noteholder Party hereby agrees to, on its own behalf and on behalf of the Beneficial Owners, to tender all Junior Notes held by such Junior Noteholder Party. For each $1,000 principal amount of Junior Notes tendered in the Exchange Offer, a Junior Noteholder Party will receive a Junior Exchange Unit.

(d) Exchange Offer - Withdrawal Notice. SMH agrees to give notice to Spacehab in accordance with Section 18 upon being instructed by any SMH Beneficial Owner not to tender, or to withdraw the tender of, or upon any Beneficial Owner terminating any authorization to tender any Senior Note. MWC agrees to give notice to Spacehab in accordance with Section 18 upon being instructed by any MWC Beneficial Owner not to tender, or to withdraw the tender of, or upon any Beneficial Owner terminating any authorization to tender any Senior Note.

(e) Exchange Offer- Astruim. Astruim agrees contemporaneously with the closing of the Exchange Offer (“Closing”) to sell, assign and transfer its Existing Preferred stock for 1,333,334 shares of Common Stock and 6,540 shares of New Preferred Stock. Equity Holder hereby consents to the issuance of New Preferred Stock.

(f) Exchange Offer - Waiver of Interest. On the Closing Date, each Senior Noteholder and each Junior Noteholder irrevocably waives and shall be deemed to have waived any right to receive interest accrued after April 15, 2007 on the Notes.

(g) Exchange Offer - Closing. The Closing of the Exchange Offer shall occur on the twentieth business day after the commencement of the Exchange Offer or as soon as reasonably practicable thereafter and, in any event, prior to October 15, 2007 (the “Closing Date”) and the Exchange Offer shall become effective (the “Effective Date”) upon the Closing Date.

(h) Proxy. Spacehab agrees that it will, on or prior to the twentieth business day after the Closing of the Exchange Offer, prepare and distribute to the shareholders of Spacehab (the “Shareholders”) a proxy statement or, if applicable, prepare and distribute to its stockholders consent solicitation materials (“Proxy”) calling for the adoption of and amendment to the Articles of Incorporation of Spacehab in the form of Exhibit D, hereto (the “Amended Articles”); it being understood that Spacehab shall include in the Proxy the recommendation of the Board of Directors that the Shareholders consent to the approval and adoption of the Amended Articles.

(i) Further Assurances Spacehab. Spacehab will take such steps as may be reasonably necessary to: coordinate with the Parties and their designated representatives and advisors and to prepare all necessary documents in order to consummate the Exchange Offer; and file and make effective the Amended Articles in accordance with the terms hereof.

(j) Conducting Business. Unless the Exchanging Holders shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise contemplated by this Restructuring Agreement, during the period commencing on the date of this Restructuring Agreement and terminating on the Closing Date, Spacehab shall, and shall cause its subsidiaries to, (i) conduct its business in the ordinary course, and (ii) use commercially reasonable efforts consistent with past practices and policies to preserve the relationships of its business with customers, employees and others with whom Spacehab and its subsidiaries deal.

(k) Transfers. Each Exchanging Holder, until the Closing Date of the Exchange Offer, agrees not to sell, transfer or assign (i) any of the Notes or any option thereon or any right or interest (voting or otherwise) therein (each a “Note Sale”) or (ii) any of the Existing Preferred Stock (an “Existing Preferred Stock Sale”), unless the transferee thereof agrees in writing for the benefit of the

Parties to be bound by all of the terms of this Restructuring Agreement, and be treated for all purposes herein as if it were a Exchanging Holder, by executing the form of Joinder attached hereto as Exhibit A, a copy of which shall be provided to the Parties.

(1) Further Assurances Exchanging Holders. Each Exchanging Holder will execute any documents and take any other actions (other than with respect to Section 2(iii)) as may be reasonably necessary so that at the Closing Date, the Existing Securities are restructured in accordance with the terms and conditions as are set forth herein and not take any other action (other than with respect to Section 2(iii)) that is inconsistent with, or that would delay or hinder, consummation of the Exchange Offer, the Proxy solicitation, the distribution of the Proxy and the approval, adoption and effectiveness of the Amended Articles.

Section 2. Conditions to Closing of the Exchange Offer. The Parties agree that the Exchange Offer shall be conditioned upon each of the following conditions being satisfied or waived (each, an “Exchange Offer Condition,” and collectively, the “Exchange Offer Conditions”) on or prior to the Closing Date (provided that such condition shall be waivable pursuant to the terms of Section 7 of this Restructuring Agreement):

(i) all documents necessary to reflect the restructuring of the Notes shall have been executed and delivered by Spacehab to the trustees under the indentures for the Notes;

(ii) the Equity Holder shall have delivered to Spacehab Certificates for the Existing Preferred Stock;

(iii) Spacehab and the Equity Holder shall have agreed that, at or prior to Closing, that certain lease agreement dated as of February 28, 2001 between Astrium North America, Inc. as lessor and Spacehab as lessee and that certain lease agreement dated as of July 3, 2001 between Astrium North America, Inc. as lessor and Spacehab as lessee shall terminate;

(iv) no injunction, judgment, order, decree, ruling or charge shall have been entered which prevents, inhibits or impairs in any respect consummation of the Exchange Offer;

(v) the representations and warranties of all Exchanging Holders and of Spacehab in this Restructuring Agreement shall have been accurate in all material respects as of the date of this Restructuring Agreement and as of the Closing Date and all of the covenants of all Exchanging Holders and Spacehab to be performed at or prior to the Effective Date shall have been performed or complied with in all material respects, unless such conditions are waived in writing by the Party entitled to the benefit of such conditions as the case may be;

(vi) Senior Noteholders holding at least seventy-five percent (75%) or more of the total aggregate principal amount of the Senior Notes shall have validly tendered and not withdrawn such Senior Notes; and

(vii) Each Senior Noteholder Party and Junior Noteholder Party shall have tendered their Notes subject to the terms and conditions of this Agreement.

Section 3. Change of Control. From and after execution of this Restructuring Agreement and until the Closing Date of the Exchange Offer, Spacehab shall not, and shall cause its respective officers, directors, employees, agents, representatives, and Affiliates (including any investment banker or financial advisor retained by Spacehab) not to, execute any letter of intent or agreement with any Person (other than the Exchanging Holders, or an Affiliate, associate, representative or agent of the Exchanging Holders, and other than discussions with any Person related to the terms of the Exchange Offer and the restructuring of the Existing Securities pursuant to the terms hereof) concerning any potential acquisition of assets of Spacehab and its subsidiaries equal to 50% or more of Spacehab’s consolidated assets or of any class of equity securities of Spacehab representing 50% or more of any class of equity securities of Spacehab, whether existing as of the date hereof or to be created. The prohibitions in this Section 3 shall terminate on the Closing Date.

Section 4. Termination of Agreement.

(a) Except as provided in Section 4(b), all obligations hereunder (including, without limitation, any commitment in connection with the Exchange Offer), may be terminated as follows (each an “Agreement Termination Event”):

(i) by Spacehab;

(ii) by Spacehab, if any Exchanging Holder files a motion, objection, lawsuit, administrative or adversary proceeding, or otherwise assists in any of the foregoing, seeking to change the rights of Spacehab other than as is consistent with the terms of this Restructuring Agreement;

(iii) by Spacehab or any Exchanging Holder, if the Exchange Offer shall not have been consummated by October 15, 2007;

(iv) by any Exchanging Holder, if Spacehab fails to comply in any material respect with any of its material obligations hereunder or if there is a material breach of a representation or warranty of any of them and such failure or breach shall be continuing following fifteen (15) business days prior written notice of same delivered to Spacehab by any Exchanging Holder; or

(v) by Spacehab, if any Exchanging Holder fails to comply in any material respect with any of its other material obligations hereunder or if there is a material breach of a representation or warranty of it, and such failure or breach shall be continuing following fifteen (15) business days prior written notice of same delivered to such Exchanging Holder by Spacehab.

(b) Any right of termination set forth under this Section 4 is in addition to any other right a Party may have under this Restructuring Agreement and the election of a right of termination by an Exchanging Holder or Spacehab will not be an election of remedies. If this Restructuring Agreement is terminated pursuant to this Section 4, all further obligations of the Parties will terminate, except for the respective Parties’ obligations under 4(b), 9, 10, 11, 13, 16, 19, 20 and 21.

Section 5. Representations and Warranties.

(a) Each Exchanging Holder hereby represents and warrants, severally and not jointly and severally, for itself, as set forth below, to the other Parties that the following statements are true, correct and complete as of the date hereof:

(i) each Exchanging Holder, if a corporation, limited liability company, or partnership is validly existing, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Restructuring Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Restructuring Agreement and the performance of such Exchanging Holder’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part, as the case may be;

(ii) the execution, delivery, and performance by such Exchanging Holder of this Restructuring Agreement does not and shall not (A) violate any provision of law, rule or regulation applicable to it, or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party;

(iii) assuming due execution, delivery, and performance by the other parties hereto, this Restructuring Agreement is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(iv)(i) each Exchanging Holder as of the date hereof, is either (A) the sole Beneficial Owner of the Existing Securities set forth beside such Exchanging Holder’s name on the signature pages of this Restructuring Agreement, (B) the legal owner of such Existing Securities, or (C) has the power and authority to bind the legal and Beneficial Owner(s) of the investment and has voting discretion with respect to such legal and Beneficial Owner(s), subject only to the rights of SMH Beneficial Holders to give specific instructions to SMH concerning the disposition of the Existing Securities or to terminate such power of disposition held by SMH and the rights of MWC Beneficial Holders to give specific instructions to MWC concerning the disposition of the Existing Securities or to terminate such power of disposition held by MWC, and (ii) each Exchanging Holder (A) has full power and authority to vote on and consent to, or (B) has received legally binding and enforceable authorization and direction from the legal and Beneficial Owner(s) having full power and authority to vote on and consent to such matters concerning such Existing Securities and to exchange, assign and transfer such Existing Securities and (C) has the authority to act on behalf of the legal and beneficial owner(s) of the Existing Securities in connection with taking any and all action necessary to consummate the transactions contemplated under this Restructuring Agreement, subject only to the rights of SMH Beneficial Owners to give specific instructions to SMH concerning the disposition of the Existing Securities or to terminate such power of disposition held by SMH and the rights of MWC Beneficial Owners to give specific instructions to MWC concerning the disposition of the Existing Securities or to terminate such power of disposition held by MWC; and

(v) no other consents, approvals, authorizations, amendments, waivers, or filings are required to be obtained by any Exchanging Holder from any person or any United States federal, state or local government, or any court, administrative or regulatory agency (“Governmental Authority”) with respect to the execution of this Restructuring Agreement and any of the transactions contemplated hereby, other than any consents, approvals or filings specifically contemplated by this Restructuring Agreement.

(b) Spacehab represents and warrants, as set forth below, to the other Parties that the following statements are true, correct and complete as of the date hereof:

(i) Spacehab, is a corporation, validly existing, and has all requisite corporate authority to enter into this Restructuring Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Restructuring Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate action on its part;

(ii) the execution, delivery, and performance by such Party of this Restructuring Agreement does not and shall not, except as set forth on Schedule 5(b)(ii) hereto, (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries, its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii) assuming due execution, delivery, and performance by the other parties hereto, this Restructuring Agreement is the legally valid and binding obligation of Spacehab, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(iv) no other consents, approvals, authorizations, amendments, waivers, or filings are required to be obtained by Spacehab from any person or Governmental Authority with respect to the execution of this Restructuring Agreement and any of the transactions contemplated hereby, other than any consents, approvals or filings specifically contemplated by this Restructuring Agreement; and

(v) The authorized capital stock of Spacehab consists of 70,000,000 shares of Common Stock and 2,500,000 shares of Existing Preferred Stock no par value. As of the date of this Restructuring Agreement, (i) 13,027,196 shares of Common Stock were issued and outstanding, (ii) 1,333,334 shares of Existing Preferred Stock were issued and outstanding and (iii) stock options to acquire 1,076,935 shares of Common Stock were outstanding under all stock option plans and agreements of Spacehab. All such shares have been validly issued and are fully paid and nonassessable and free of preemptive rights. Assuming all Notes and shares of Existing Preferred Stock are converted pursuant to the terms of the Exchange Offer, the capitalization of Spacehab shall be as set forth on Exhibit E.

Section 6. Additional Notes or Equity Interests. Nothing herein should be construed to restrict any Exchanging Holder from its right to hold or acquire (additional, as applicable) any Existing Securities or shares of Common Stock. To the extent any Exchanging Holder acquires, after the date hereof, any Existing Securities or shares of Common Stock, such Exchanging Holder agrees that it shall promptly notify Spacehab regarding any such acquisition. In the event that any Existing Securities are acquired prior to the Closing Date of the Exchange Offer, such Existing Securities shall be subject to this Restructuring Agreement and will be exchanged in the same proportion as other Existing Securities of the same class. Each Exchanging Holder acknowledges that it may be in possession of material non-public information regarding Spacehab and agrees not to acquire any Existing Security or shares of Common Stock in violation of any applicable federal or state securities laws.

Section 7. Amendments and Waivers. This Restructuring Agreement may not be modified, amended or supplemented, except in writing signed by Spacehab, Astrium, the Senior Noteholder Parties holding a majority in principal amount of Senior Notes and the Junior Noteholder Parties holding a majority in principal amount of Junior Notes. Any Agreement Termination Event exercised by the Exchanging Holders, to be effective, must be exercised by Astrium, the Senior Noteholder Parties holding a majority in principal amount of Senior Notes and the Junior Noteholder Parties holding a majority in principal amount of Junior Notes. The waiver of any Exchange Offer Condition by the Parties, to be effective, must be waived in writing by Spacehab, Astrium, the Senior Noteholder Parties holding a majority in principal amount of Senior Notes and the Junior Noteholder Parties holding a majority in principal amount of Junior Notes.

Section 8. Adequate Information. Each Party agrees that it has obtained adequate information regarding the Exchange Offer and that each of the other Parties have provided all material, relevant information that such Party has requested in advance of executing this Restructuring Agreement.

Section 9. Governing Law; Jurisdiction. THIS RESTRUCTURING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS RESTRUCTURING AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS RESTRUCTURING AGREEMENT,

OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT IN HARRIS COUNTY, THE CITY OF HOUSTON, AND BY EXECUTION AND DELIVERY OF THIS RESTRUCTURING AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING.

Section 10. Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of Section 1(a) of this Restructuring Agreement by Spacehab or the Exchanging Holders, as applicable, and the non-breaching party of Spacehab or the Exchanging Holders, as applicable, shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

Section 11. Survival. Notwithstanding the termination of this Restructuring Agreement pursuant to Section 4, the agreements and obligations of the Parties in Sections 4(b), 9, 10, 11, 13, 16, 19, 20 and 21, shall survive such issuance and/or termination and shall continue in full force and effect in accordance with the terms hereof.

Section 12. Headings. The headings of the Sections, paragraphs and subsections of this Restructuring Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 13. Successors and Assigns; Severability; Several Obligations. This Restructuring Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. Except as expressly contemplated herein with respect to transferees of any Existing Securities who execute a Joinder in the appropriate form attached hereto, in accordance with the terms hereof, no Party may assign its rights or obligations under the terms hereof without the express written consent of the other Parties hereto.

Section 14. No Third-Party Beneficiaries. Unless expressly stated herein, this Restructuring Agreement shall be solely for the benefit of the Parties and no other Person or entity shall be a third party beneficiary hereof.

Section 15. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to the Parties for their agreement to support the Exchange Offer.

Section 16. Prior Negotiations; Entire Agreement. This Restructuring Agreement (and its corresponding exhibits) constitutes the entire agreement of the Parties related to the Exchange Offer and supersedes all other prior negotiations, with respect to the subject matter hereof.

Section 17. Counterparts. This Restructuring Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. This Restructuring Agreement shall become valid, binding and effective when it has been executed and delivered by Spacehab and by each of the Exchanging Holders named herein.

Section 18. Notices. All notices and other communications under this Restructuring Agreement shall be in writing, sent contemporaneously to all of the receiving Parties, as applicable, and deemed given when delivered by hand or by facsimile during standard business hours (from 8:00 a.m. to 6:00 p.m.) at the place of receipt at the addresses and facsimile numbers set forth under such Party’s signature, with a copy to each Person, if any, identified thereon.

Section 19. Reservation of Rights. Except as expressly provided in this Restructuring Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any Party or any of its Affiliates to protect and preserve its rights, remedies and interests, including its claims against any other Party. Nothing herein shall be deemed an admission of any kind. If the transactions contemplated herein are not consummated, or this Restructuring Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights except as expressly provided herein. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Restructuring Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 20. Press Releases. Spacehab shall be permitted to use information related to the Restructuring Agreement in connection with any filing required by law with a Governmental Authority, marketing, press releases or other transactional announcements or updates provided to investor or trade publications.

Section 21. Confidentiality. Until such time and this Restructuring Agreement or its subject matter becomes generally available to the public other than as a result of the disclosure by an Exchanging Holder, this Restructuring Agreement and the subject matter hereof will be held in confidence and not disclosed by any Exchanging Holder to any person, including the Beneficial Owners, except an Exchanging Holder may disclose this Restructuring Agreement and its subject matter to such Exchanging Holder’s Affiliates, directors, officers, employees, representatives and agents, who such Exchanging Holder believes, in its reasonable judgment, needs to know of this Restructuring Agreement and its subject matter, are informed of its confidential nature, and either agree in writing to be bound by the confidentiality terms of this Restructuring Agreement or are otherwise bound by confidentiality restrictions at least as restrictive as those contained herein. Each Exchanging Holder acknowledges and agrees that Spacehab may disclose this Restructuring Agreement and its subject matter in materials that it prepares and distributes in connection with the Proxy and Exchange Offer, including without limitation, tender offer materials and press releases, and as otherwise required by applicable securities and other laws.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Restructuring Agreement to be executed as of the date first written above.

SPACEHAB:
SPACEHAB, INCORPORATED
By:
Name:
Title:
Notice Address:

Fax:
With a Copy to:
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attn: Kenric D. Kattner Esq. and William B. Nelson, Esq.
Fax: (713) 236-5557

SIGNATURE PAGE TO RESTRUCTURING AND EXCHANGE AGREEMENT

Holder of:	EXCHANGING HOLDERS:
$6,484,000 of
Junior Notes	Plainfield Special Situations Master Fund Limited
By:
Name:
Title:
Notice Address:
Plainfield Special Situations Master Fund Limited
55 Railroad Avenue
Greenwich CT 06830
Fax:
With a Copy to:

Attn:
Fax:

SIGNATURE PAGE TO RESTRUCTURING AND EXCHANGE AGREEMENT

Holder of:	Bruce & Company
$4,509,000 of Senior Notes and $940,000 of Junior Notes
By:
Name:
Title:
Notice Address:
Bruce & Company
20 North Wacker Drive, Suite 2414
Chicago IL 60606
Fax:
With a Copy to:

Attn:
Fax:

SIGNATURE PAGE TO RESTRUCTURING AND EXCHANGE AGREEMENT

Holder of:	SMH Capital Advisors
$29,669,000 of
Senior Notes	By:
Name:
Title:
Notice Address:
SMH Capital Advisors
4800 Overton Plaza, Suite 300
Forth Worth TX 76109
Fax:
With a Copy to:

Attn:
Fax:

SIGNATURE PAGE TO RESTRUCTURING AND EXCHANGE AGREEMENT

Holder of:	Lanphier Capital Management
$8,087,000 of
Senior Notes	By:
Name:
Title:
Notice Address:
Lanphier Capital Management
4175 Kamalrni Lane
Princeville HI 96722
Fax: 808-826-0052
With a Copy to:

Attn:
Fax:

SIGNATURE PAGE TO RESTRUCTURING AND EXCHANGE AGREEMENT

Holder of:	TQA Special Opportunities Master Fund Ltd.
$2,000,000 of
Senior Notes	By:
Name:
Title:
Notice Address:

Fax:
With a Copy to:

Attn:
Fax:

SIGNATURE PAGE TO RESTRUCTURING AND EXCHANGE AGREEMENT

Holder of:	Morse, Williams & Co.
$1,140,000 of
Senior Notes	By:
Name:
Title:
Notice Address:
Morse, Williams & Co.
230 Park Avenue, Suite 1635
New York NY 10169
Fax:
With a Copy to:

Attn:
Fax:

SIGNATURE PAGE TO RESTRUCTURING AND EXCHANGE AGREEMENT

Holder of:	Astrium GmbH
1,333,334 shares of
Series B Convertible Preferred Stock	By:
	Name:	E. Dudock
	Title:	(Chairman of the Managing Board Astrium GmbH Munich)

By:
	Name:	A. Charmeau
	Title:	(CEO Astrium Space Transportation)
Notice Address:
Astrium GmbH – Space Transportation
Postfach 28 61 56
28361 Bremen / Germany
Attn: Dr. Michael Menking
Fax: +49 421 539 5413
With a Copy to:
HOGAN & HARTSON
Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004, USA
Attn: Mark E. Mazo
Fax: 1.202.637.5910

SIGNATURE PAGE TO RESTRUCTURING AND EXCHANGE AGREEMENT

EXHIBIT E

CAPITALIZATION TABLE

Security Description	Converted Into:		Common Stock after Conversion of New Preferred Stock		Percentage
	Common Stock	New Preferred Stock
Senior 5.5% Notes	35,313,648	52,944	112,650,000		72.5%
Junior 8% Notes	762,644	12,367	18,828,000		12.1%
Series B Preferred	1,333,334	6,540	10,885,004		7.0%
Common Stock	—	—	13,027,196	**	8.4%
Totals			155,390,200		100.0%

**	As of June 30, 2007, Excludes options convertible into 1,076,935 shares of Common Stock.

EXHIBIT E TO RESTRUCTURING AND EXCHANGE AGREEMENT